ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
2011 INCENTIVE AWARD PLAN
RESTRICTED STOCK UNIT AGREEMENT

1. Award of Restricted Stock Units.

Alaska Communications Systems Group, Inc. (the “Company”), in the exercise of its sole discretion pursuant to the 2011 Incentive Award Plan (the “Plan”), does on <<EffectiveDate>> (the “Award Date”) hereby award to <<FullName>> (the “Awardee”), <<OriginalSharesGranted>> Restricted Stock Units (RSUs) upon the terms and subject to the restrictions and conditions of this Award Agreement (“Agreement”) and the Plan. Any capitalized term used but not defined in this Agreement shall have the meaning given such term in the Plan, unless otherwise defined herein.

2. Restrictions; Vesting.

(a) RSUs awarded pursuant to this Agreement represent the Company’s unfunded and unsecured promise to issue Shares at a future date, subject to the terms of this Agreement and the Plan. Awardee has no rights under this Agreement other than the rights of a general unsecured creditor of the Company.

(b) The RSUs shall vest in accordance with the terms and conditions of Appendix I. Until the distribution to Awardee of the Shares in respect of the vested RSUs is evidenced by an appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company, or other appropriate means, Awardee shall have no right to vote or receive dividends or have any other rights as a shareholder with respect to such Shares, notwithstanding the vesting of RSUs. The Company shall cause such distribution to Awardee to occur at the time specified in Appendix I. No adjustment will be made for a dividend or other right for which the record date is prior to the date Awardee is recorded as the owner of the Shares.

(c) By accepting this Award of RSUs evidenced by this Agreement, Awardee agrees not to sell any of the Shares received upon vesting of RSUs or thereafter at a time when applicable laws or Company policies (including the Company’s Insider Trading Policy) prohibit a sale. This restriction shall apply so long as Awardee is an Employee, Consultant or Non-Employee Director of the Company or a subsidiary or affiliate of the Company.

3. Termination at Conversion of RSUs.

An Awardee’s rights with respect to the RSUs issued under this Agreement shall terminate at the time such RSUs are either converted into Shares or forfeited.

4. Awardee’s Termination of Employment.

In the event of termination of Awardee’s employment with the Company (“Termination of Employment”) for any reason or no reason (including, without limitation, by resignation, discharge, death or retirement), except as otherwise provided in this Award Agreement or a then-in-effect employment or consulting agreement between the Company and Awardee, this Agreement and Awardee’s rights to any unvested RSUs shall immediately terminate without any further action by the Company, and the RSUs awarded under this Agreement shall be immediately canceled and forfeited without consideration.

5. Value of Unvested RSUs.

In consideration of the award of these RSUs, Awardee agrees that upon and following Awardee’s Termination of Employment for any reason or no reason (whether or not in breach of applicable laws), and regardless of whether the termination is with or without cause, notice, or pre-termination procedure or whether Awardee asserts or prevails on a claim that Awardee’s employment was terminable only for cause or only with notice or pre-termination procedure, any unvested RSUs under this Agreement shall be deemed to have a value of zero dollars ($0.00).

6. Conversion of RSUs to Shares; Responsibility for Taxes.

(a) Provided Awardee has satisfied the terms and conditions of this Agreement and the Plan, and the vesting conditions applicable to the RSUs have been satisfied, RSUs that vest in accordance with this Agreement shall be converted into an equivalent number of Shares that will be distributed to Awardee or, in the event of Awardee’s death, to Awardee’s legal representative, at the time set forth in Appendix I. The distribution to the Awardee, or in the case of the Awardee’s death, to the Awardee’s legal representative, of Shares in respect of the vested RSUs shall be evidenced by an appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company, or other appropriate means as determined by the Company; provided, however, that in the event of a Change in Control (as defined in the Plan) or other corporate event or change in circumstance or the law as described in Section 14.2(a) or (b) of the Plan, Awardee acknowledges and agrees that the Administrator may, in its sole discretion, take any of the actions described in Section 14 of the Plan with respect to the RSU Award made in this Agreement, subject to the other provisions of the Plan.

(b) Regardless of any action the Company or a subsidiary or affiliate of the Company takes with respect to any or all income tax (including federal, state and local taxes), social insurance, payroll tax or other tax-related withholding (“Tax Related Items”), Awardee acknowledges that the ultimate liability for all Tax Related Items legally due by Awardee is and remains Awardee’s sole responsibility and that the Company and/or its subsidiaries and affiliates (i) make no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the RSUs, including the grant of the RSUs, the vesting of RSUs, the conversion of the RSUs into Shares or the receipt of an equivalent cash payment, the subsequent sale of any Shares acquired and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Awardee’s liability for Tax Related Items.

(c) Prior to the issuance of Shares or upon vesting of the RSUs, Awardee shall pay, or make adequate arrangements satisfactory to the Company or to its applicable subsidiary or affiliate (in their sole discretion) to satisfy all withholding obligations of the Company and/or its subsidiary or affiliate. In this regard, Awardee authorizes the Company or its subsidiary or affiliate to withhold all applicable Tax Related Items legally payable by Awardee from Awardee’s wages or other cash compensation payable to Awardee by the Company or its subsidiary or affiliate. Alternatively, or in addition, if permissible under applicable law, the Company or its subsidiary or affiliate may, in their sole discretion, (i) sell or arrange for the sale of Shares to be issued upon the vesting of RSUs to satisfy the withholding obligation, and/or (ii) withhold in Shares, provided that the Company or its subsidiary or affiliate shall withhold only the amount of shares necessary to satisfy the minimum required withholding amount. Awardee shall pay to the Company or to its subsidiary or affiliate any amount of Tax Related Items that the Company or its subsidiary or affiliate may be required to withhold as a result of Awardee’s receipt of RSUs, the vesting of RSUs, or the conversion of vested RSUs to Shares that cannot be satisfied by the means described in this paragraph. Except where applicable legal or regulatory provisions prohibit, or the Administrator otherwise determines in its sole discretion, the standard process for the payment of an Awardee’s Tax Related Items shall be for the Company or its subsidiary or affiliate to withhold in Shares only the number of Shares necessary to satisfy the minimum withholding amount, as set forth in Appendix II to this Agreement. The Company may refuse to deliver Shares to Awardee if Awardee fails to comply with Awardee’s obligations in connection with the Tax Related Items as described in this Section 6.

(d) In lieu of issuing fractional Shares, the Company shall retain any such fraction of a RSU and such fraction of a RSU shall be included in the tranche of RSUs that are eligible to vest on the last scheduled vesting date for this Award.

7. Non-Transferability of RSUs.

RSUs awarded under this Agreement or any interest therein may not be made liable for the debts, contracts or engagements of the Awardee or his/her successors in interest or be subject to disposition by sale, transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law or judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 7 shall not prevent transfers by will or by the applicable laws of descent or distribution.

8. Acknowledgment of Nature of Plan and RSUs.

In accepting the Award, Awardee acknowledges and agrees that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;

(b) the Award of RSUs is voluntary and occasional and does not create any contractual or other right to receive future awards of RSUs, or benefits in lieu of RSUs, even if RSUs have been awarded repeatedly in the past;

(c) all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d) Awardee’s participation in the Plan is voluntary;

(e) the future value of the underlying Shares is unknown and cannot be predicted with certainty, and the Company makes no representations as to their value;

(f) if the RSUs vest and Awardee receives Shares, the value of such Shares acquired on vesting of RSUs may increase or decrease in value, and the Company makes no representations or promises regarding their value;

(g) notwithstanding any terms or conditions of the Plan and consistent with Section 4 above, except as otherwise provided in this Agreement (including Appendices I and II) or a then-in-effect employment or consulting agreement with the Company to which the Awardee is a party, in the event of Awardee’s Termination of Employment with the Company or any of its subsidiaries or affiliates (whether or not in breach of applicable laws), Awardee’s rights with respect to the RSUs will terminate and the RSUs shall be cancelled effective as of the date of Awardee’s Termination of Employment and will not be extended by any notice period mandated under applicable law. The Board of Directors or Committee or its delegated designee shall have the exclusive discretion to determine when Awardee is no longer employed by the Company for purposes of the award of RSUs;

(h) regardless of whether the Awardee’s employment is terminated with or without cause, notice or pre-termination procedure or whether Awardee asserts or prevails on a claim that Awardee’s employment was terminable only for cause or only with notice or pre-termination procedure, Awardee has no right to, and will not bring any legal claim or action for, (a) any loss or damages for any portion of the RSUs that have been vested and converted into Shares, regardless of the cause or theory of liability; or (b) cancellation or forfeiture of any unvested RSUs awarded under this Agreement; and

(i) Awardee promises never to pursue any claim relating to the Plan or this Agreement before (1) notifying the Company in writing of Awardee’s claim within thirty (30) days after Awardee first knows or should have known the facts on which the claim is based; (2) if requested by the Company to do so within thirty (30) days after so notifying the Company, participating in good faith in any nonbinding dispute resolution procedure the Company prescribes; and (3) keeping Awardee’s claim completely confidential, except to the minimum extent needed to pursue the claim, until all the requirements of this subsection have been satisfied. The costs of the dispute resolution procedure the Company prescribes shall be split evenly between the Company and the Awardee and the proceeding must be reasonably capable of being completed within ninety (90) days after the Awardee is requested to use it. Awardee agrees that his or her right to any Awards, Shares or amounts under this Agreement are conditioned on Awardee’s strictly complying with the requirements of this subsection.

(j) If the above informal dispute resolution procedures are unsuccessful in resolving the claim, either party may seek resolution by filing a legal action in the courts of Alaska. Awardee and the Company agree that in any such legal action: (i) venue shall be had only in a court of competent jurisdiction located in Anchorage, Alaska; and (ii) the Company and Awardee both irrevocably waive any rights to jury trial which they might otherwise have.

9. Claw-Back Requirements.

If the Awardee is or at any time becomes a person as described in Section 16(a)(1) of the Securities and Exchange Act of 1934, as amended (the “Act”), that is required to make certain disclosures in accordance with the Act in respect to Company equity securities, in addition to the other provisions of this Agreement, the Awardee agrees to the following:

(a) All Awards received by the Awardee (including any proceeds, gains or other economic benefits actually or constructively received upon any vesting, receipt or exercise of the Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to repayment to the Company pursuant to any requirement of law or claw-back policy adopted by the Committee or the Company’s Board of Directors (“Claw-Back Policy”), whether such law or Claw-Back Policy is in existence on the date of this Agreement or is adopted or amended from time to time in the future, and including, without limitation, any Claw-Back Policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any rules or regulations promulgated thereunder, or any order or guidance issued by a governing authority.

(b) To the extent required by law or as provided in any Company Claw-Back Policy, the Awardee agrees to promptly: (i) repay to the Company any amounts which become owing at any time under the law or such Claw-Back Policy, (ii) return to the Company any Shares received pursuant to an Award under this Agreement which are held by the Awardee at the time an obligation to repay the Company occurs, and/or (iii) forfeit any outstanding unvested Awards of equity, as provided by any such law or Claw-Back Policy. Awardee further agrees to be solely liable for and pay all costs and expenses (including attorneys’ fees) that the Company reasonably incurs in enforcing the law or its Claw-Back Policy in respect to an Awardee pursuant to this section 9.

10. No Right of Continued Employment; Effect of Location Outside U.S.A.

Awardee acknowledges that neither the fact of this Award of RSUs nor any provision of this Agreement or the Plan or the Company’s policies adopted pursuant to the Plan shall confer upon Awardee any right with respect to employment or continuation of current employment with the Company or any of its subsidiaries or affiliates, or to employment that is not terminable at will. Awardee further acknowledges and agrees that neither the Plan nor this Award of RSUs makes Awardee’s employment with the Company or any of its subsidiaries or affiliates subject to any minimum or fixed period, and that such employment is always subject to the mutual consent of Awardee and the Company or its subsidiaries or affiliates, and may be terminated by either Awardee or the Company or its subsidiaries or affiliates at any time, for any reason or no reason, with or without cause or notice or any kind of pre- or post-termination warning, discipline or procedure. In the event Awardee’s employment with the Company is at any time located or relocated outside the United States, Awardee agrees that this Agreement shall be amended to include such provisions with respect to the RSUs as the Company, in its sole discretion, has determined to be appropriate for inclusion in RSU Award Agreements for the location to which Awardee is located or relocated.

11. Administration.

The authority to manage and control the operation and administration of this Award Agreement shall be vested in the Committee or its delegated designee, and the Committee or its designee shall have all powers and discretion with respect to this Agreement as it has under the Plan. Any interpretation of the Agreement by the Committee and any decision made by the Committee or its designee with respect to the Agreement, its interpretation or implementation, shall be final and binding on all affected parties.

12. Plan Governs.

Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. In the event of any inconsistency between this Agreement and the Plan, as interpreted and applied by the Committee or its delegated designee, the Plan shall control. A copy of the Plan may be obtained by the Awardee from the office of the Company’s Corporate Secretary.

13. Notices.

Any written notices provided for in this Agreement which are sent by mail shall be deemed received three business days after mailing, but not later than the date of actual receipt. Notices shall be directed, if to Awardee, at the Awardee’s address indicated by the Company’s records and, if to the Company, at the Company’s principal executive office. Alternatively, in its sole discretion, the Company may elect to provide notices to the Awardee under this Agreement solely by electronic delivery.

14. Electronic Delivery.

The Company may, in its sole discretion, decide to deliver any documents related to RSUs awarded under the Plan or future RSUs that may be awarded under the Plan by electronic means or require Awardee to participate in the Plan by electronic means. Awardee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic signature system established and maintained by the Company or another third party designated by the Company.

15. Acknowledgment.

By Awardee’s acceptance as evidenced below, Awardee acknowledges that Awardee has received and has read, understood and accepted all the terms, conditions and restrictions of this Agreement, the Plan, and the Company’s policies applicable to this Agreement. Awardee understands and agrees that this Agreement is subject to all the terms, conditions, and restrictions stated in this Award Agreement and in the other documents and policies referenced in this Agreement, as the latter may be amended from time to time in the Company’s sole discretion.

16. Governing Law.

This Award Agreement shall be governed by the laws of the State of Delaware, U.S.A., without regard to its conflicts of law principles. This Award Agreement is not subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA).

17. Severability.

If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed so as to foster the intent of this Agreement and the Plan.

18. Confidentiality

This Agreement, all its contents and all related information concerning this Award of RSUs is competitive Company CONFIDENTIAL INFORMATION, and Awardee agrees not to disclose it to anyone, except to: (i) immediate family members who must agree to keep the information confidential to the same extent as the Awardee, (ii) as necessary for tax or other financial reporting requirements, (iii) to the extent minimally necessary for resolution of any dispute regarding the Agreement or an Award under the Agreement, or (iv) as otherwise required by law.

19. Complete Award Agreement and Amendment.

This Award Agreement (including its Appendices I and II) and the Plan constitute the entire agreement between Awardee and the Company regarding the RSU Award granted herein. Any prior agreements, commitments or negotiations concerning these RSUs, whether oral or written, are of no effect and superseded by this Agreement. This Agreement may be amended, modified or waived only by subsequent written agreement of Awardee and the Company. Awardee agrees not to rely on any oral information regarding this Award of RSUs or any written materials not identified in this Agreement.

EXECUTED the day and year first above written.

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

By:

AWARDEE’S ACCEPTANCE

I have read and fully understood this Award Agreement and, as referenced in Section 15 above, I accept and agree to be bound by all of the terms, conditions and restrictions contained in this Award Agreement, the other documents referenced in it and the Plan. I intend to express my acceptance of the Award and this Award Agreement by typing my name in the Awardee acceptance window provided in step 2 of the electronic award acceptance procedure, and I further intend the typing of my name to have the same force and effect in all respects as a handwritten signature.

By:

APPENDIX I

RESTRICTED STOCK UNIT VESTING SCHEDULE

Vesting Schedule
The RSUs granted to the Awardee pursuant to the Agreement to which this Appendix is attached (the “Agreement”) shall vest and convert to Shares in accordance with the table set forth below, the Agreement and the Plan, so long as the Awardee has not incurred a Termination of Employment as provided in section 4 of the Agreement from the date hereof through each applicable “Vesting Date” (as set forth below), and all other conditions of vesting are met.

Vesting DatePortion of Total Award Vesting
<<status date>> or the first business day of the Company following <<status date>>1/3
<<status date 2>> or the first business day of the Company following <<status date 2>>
<<status date 3>> or the first business day of the Company following <<status date 3>>
1/3 1/3

Notwithstanding section 4 of this Agreement, following a Termination of Employment due to normal retirement (“Normal Retirement”) or death or disability (“Death or Disability”), as such terms are defined in the Company’s Post-Employment Stock Incentive Award Vesting Policy (effective June 30, 2011),* and unless otherwise required for compliance with applicable tax provisions of the Internal Revenue Code, outstanding unvested RSUs awarded under this Agreement shall be accelerated and vest as soon as administratively practicable after Termination of Employment due to Normal Retirement, Death or Disability, notwithstanding the Vesting Schedule set forth in the table above in this Appendix I.

• A copy of the Company’s Post-Employment Stock Incentive Award Policy is available upon request from the office of the Company’s Corporate Secretary.

Appendix II
TAX WITHHOLDING ARRANGEMENT
Unless otherwise determined by the Administrator in its sole discretion, the Company will satisfy the Awardee’s tax withholding obligations upon the terms and conditions of an Award being met (in accordance with the terms of this Award Agreement and the Plan) as follows:

Retention of Shares by the Company. By accepting this Award, Awardee (“You”) agree that the Company will retain vested Shares from your Award in an amount sufficient to cover your tax obligations as determined by the Company to be required. Fractional shares will not be retained to satisfy any portion of the withholding tax. Accordingly, You agree that in the event that the amount of withholding You owe would result in a fraction of a share being owed, that amount will be satisfied by withholding the fractional amount in cash from your paycheck.